NEWS RELEASE
Exhibit 99.1

For Immediate Release
Astronics Corporation Announces
Preliminary Unaudited Revenue for Fourth Quarter 2024
and Initiates Revenue Guidance for 2025
•Preliminary unaudited fourth quarter revenue was $208 million to $210 million
•Full year 2024 preliminary unaudited revenue was approximately $796 million, an increase of 15.5% over 2023
•Initial 2025 revenue guidance established at $820 million to $860 million
EAST AURORA, NY, January 10, 2025 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for global aerospace, defense and other mission critical industries, announced its fourth quarter 2024 preliminary unaudited revenue was approximately $208 million to $210 million which was the upper end of the Company’s guidance range. At the midpoint of this announced range, preliminary revenue was up 7.0% over the prior-year period and up 2.6% over the trailing third quarter. Full year preliminary unaudited revenue for 2024 was approximately $796 million, up 15.5% over the prior year.
Preliminary bookings in the quarter were $199 million, bringing orders for the full year to approximately $811 million.
The Company also provided preliminary revenue expectations for 2025 of $820 million to $860 million representing an increase of approximately 6% over 2024 at the mid-point of the range.
Peter J. Gundermann, Chairman, President and CEO, commented, “We ended the year on a strong note despite sluggish OEM production rates and the Boeing strike. We have achieved average annual revenue growth of over 20% the last three years and have finally returned to pre-Covid revenue levels. We expect 2025 will be another year of solid growth, though more modest, which will allow us to focus on expanding margins through the year and strengthening cash flow.”
The preliminary unaudited revenue result for the fourth quarter and full year 2024 presented herein are based on information available to management as of the date of this release. These preliminary unaudited results are subject to changes, that may be material, in connection with completion of the Company’s standard year-end closing procedures and the completion of our independent registered public accounting firm’s year-end audit.
Other Updates
The damages trial judgment against the Company related to the ongoing patent infringement case in the U.K. has not yet been issued. The Company expects the judgment to be issued early this year, but does not have specific information regarding timing. In addition, depending upon the outcome, the Company expects to appeal if permitted by the U.K. High Court of Justice.
Deliveries to Boeing following the end of the strike have been slowly resuming at a relatively low rate.

Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052

Astronics Corporation Announces Preliminary Unaudited Revenue for Fourth Quarter 2024 and Initiates Revenue Guidance for 2025
January 10, 2025

ABOUT ASTRONICS CORPORATION
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to preliminary unaudited revenue and bookings for the fourth quarter of 2024 and full year 2024, 2025 revenue outlook, timing regarding the judgment on damages from the U.K. Court and the Company’s ability to appeal such an outcome, and the rate of production for Boeing. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. Except as may be required by applicable law, the Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
For more information, contact:

Company	Investors
Nancy L. Hedges, CFO	Deborah K. Pawlowski
Astronics Corporation	Alliance Advisors LLC
T: 716.805.1599 x 159	T: 716.843.3908
dpawlowski@allianceadvisors.com
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Astronics Corporation press@astronics.com | +1.716.805.1599 130 Commerce Way | East Aurora, NY 14052